                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated as of October 1, 1999 by and between JAKKS Pacific, Inc., a Delaware corporation (the "Company"), and Michael Bianco ("Executive")

                              W I T N E S S E T H :


         WHEREAS, concurrently with the effectiveness of this Agreement, the Company is acquiring (the "Acquisition") all of the outstanding capital stock of Flying Colors Toys, Inc., a Michigan corporation formerly known as "Colorbok Paper Products, Inc." ("Flying Colors"); and

         WHEREAS, Executive was, until the closing of the Acquisition, an executive officer and shareholder of Flying Colors; and

         WHEREAS, the Company desires to employ Executive on the terms and subject to the conditions hereinafter set forth, and Executive desires so to be employed;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Company and Executive agree as follows:

         1. Offices and Duties. The Company hereby employs Executive during the Term (as hereinafter defined) to serve as the senior employee of Flying Colors responsible for sales and marketing with the divisional title of Senior Vice President - Sales and Development and to perform such executive and supervisory duties on behalf of Flying Colors as the Board of Directors or an executive officer of the Company or the Board of Directors or an executive officer of Flying Colors may from time to time reasonably direct; provided that such duties are substantially within the scope of the duties required to be performed by Executive for Flying Colors immediately prior to the date hereof. The Board of Directors of Flying Colors may elect or designate Executive to serve in such other corporate offices of Flying Colors or a subsidiary thereof as they may from time to time deem necessary, proper or advisable. Executive hereby accepts such employment and agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company and Flying Colors, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section. Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, but Executive shall not be required to devote any minimum amount of time or report or perform his duties hereunder on a fixed or periodic basis, and Executive may engage or participate in such other activities incidental to any other employment, occupation or business venture or enterprise as do not materially interfere with or compromise his ability to perform his duties hereunder. Executive shall at all times be subject to the direction and control of the Boards




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of Directors of the Company and Flying Colors, respectively, and observe and comply with such rules, regulations, policies and practices as the Board of Directors of the Company or of Flying Colors may from time to time establish.

         2. Term. The employment of Executive hereunder shall commence on the date hereof and continue for a term ending on December 31, 2002, subject to earlier termination upon the terms and conditions provided elsewhere herein (the "Term"). As used herein, "Termination Date" means the last day of the Term.

         3. Compensation.

            (a)      As compensation for his services hereunder:

                     (i) the Company is granting to Executive on the date hereof options to purchase 10,000 shares of the Company's Common Stock pursuant to the Company's Third Amended and Restated Stock Option Plan and subject to the terms and conditions set forth in Annex I hereto; and

                     (ii) the Company shall pay to Executive during the Term:

                          (A) a base salary at the rate of $300,000
                      per annum (the "Base Salary"), such Base Salary to be paid in substantially equal installments no less often than twice monthly; and

                          (B) such additional incentive or bonus compensation
                      as the Company's Board of Directors may from time to time determine.

            (b) In addition to his Base Salary and other compensation provided herein, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any stock, stock option or other equity participation plan and any profit-sharing, pension, retirement, insurance, medical service or other employee benefit plan generally available to the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term. Except as otherwise expressly provided herein, the Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

            (c) During the Term, Executive shall not be entitled to additional compensation for serving as a director or officer of the Company (or any subsidiary thereof) to which he is elected or appointed; provided that such duties are substantially within the scope of the duties required to be performed by Executive for Flying Colors immediately prior to the date hereof. Throughout any period or periods during which he shall serve as a director of the Company (or such subsidiary), Executive shall be entitled to directors' fees in




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accordance with the policies and practices of the Company (or such subsidiary)
then in effect.

         4. Expense Allowance.

            The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices.

         5. Location. Except for routine travel and temporary accommodation reasonably required to perform his services hereunder, Executive shall not be required to perform his services hereunder at any location other than the principal executive office of Flying Colors, which office shall be located throughout the Term at its location on the date hereof, or, if relocated, at a location within a distance of 30 miles from its location on the date hereof, or at such other office or site to which Executive may, in his sole discretion, consent; nor shall he be required to relocate his principal residence to, or otherwise to reside at, any location specified by the Company.

         6. Office. The Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as are reasonably necessary for the performance of his services hereunder.

         7. Vacation. Executive shall be entitled to four weeks paid vacation during each year of his employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company. Vacation time shall be cumulative from year to year, except that Executive shall not be entitled to take more than six weeks vacation during any consecutive 12-month period during the Term.

         8. Key-Man Insurance. The Company shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Company in such amounts as the Company may determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate.

         9. Trade Secrets. Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information relating to or concerned with its operations, business and affairs, and he shall not, at any time hereafter, use or disclose any such information to any person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company.




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         10. Intellectual Property.  Subject to Sections 2870 and 2871 of the
California Labor Code:

                  (a) Any invention, design, process, system, procedure, improvement, development or discovery conceived, developed, created or made by Executive, alone or with others, during the Term and applicable to the business of the Company, whether or not patentable or registrable, shall become the sole and exclusive property of the Company.

                  (b) Executive shall disclose the same promptly and completely to the Company and shall, during the Term or thereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any Proceeding (as hereinafter defined), in other to obtain, maintain and protect the Company's right therein and thereto; provided that the Company shall bear the entire cost and expense of such assistance, including without limitation paying the Executive reasonable compensation for any time or effort expended by him in connection with such assistance after the Termination Date.

         11. No Competition.

             (a) During the Term, and unless his employment terminates pursuant to Section 14 or by action of the Company or Flying Colors other than pursuant to Section 13, for a further period of three years thereafter, Executive shall not, directly or indirectly:

                 (i) own, control, manage, operate, participate or invest in, or otherwise be connected with, in any manner, any business activity, venture or enterprise which is engaged in the Restricted Business or any other business in which the Company (or any subsidiary thereof) is engaged at the time of termination of Executive's employment hereunder; provided, however, that Executive may invest his funds in securities of an issuer engaged in the Restricted Business or any other business in which the Company (or any subsidiary thereof) is engaged if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Executive's holdings therein represent less than 1% of the total number of shares or principal amount of the securities of such issuer outstanding; or

                 (ii) for himself or on behalf of any other person, employ or engage any Person (other than a Shareholder) who at the time shall have been within the preceding 12-month period an employee of the Company (or any subsidiary thereof) or contact any supplier, customer or employee of the Company (or such subsidiary) for the purpose of soliciting or diverting any supplier, customer or employee from the Company (or such subsidiary);




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provided that no provision of this Section 11(a) is intended or shall be deemed to preclude Executive or the Divestee from engaging any sales representative or conducting business or dealing with any vendor, supplier or customer in the ordinary course of the Divested Business.

         (b) The provisions of Section 11(a) notwithstanding, Executive may:

             (i) retain (but not increase, except pursuant to an agreement in effect on the date hereof or by operation of law) his interest in the Divestee; and

             (ii) until December 31, 2000, serve as a director of, and perform consulting services for, the Divestee.

         (c) Executive acknowledges that the provisions of this Section, and the period of time, geographic area and scope and type of restrictions on his activities set forth herein, are reasonable and necessary for the protection of the Company.

12. Termination Upon Death or Disability. Executive's employment hereunder shall terminate immediately upon his death. In the event that Executive is unable to perform his duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 90 days in any consecutive 12-month period, the Company shall have the right to terminate Executive's employment hereunder within 60 days after the 90th day of his disability or incapacity by giving Executive notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate.

13. Termination for Cause.

         (a) In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive's employment under this Agreement if:

             (i) Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either Executive fails to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if Executive does perfect such an appeal, his conviction of a felony offense is sustained on appeal; or

             (ii) the Company's Board of Directors determines, after due inquiry, that Executive has:

                  (A) committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof);




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                           (B) violated, or caused the Company (or any
                  subsidiary thereof) or any officer, employee or other agent thereof, or any other Person to violate, any material law, regulation or ordinance, which violation has or would reasonably be expected to have a significant detrimental effect on the Company or Flying Colors, or any material rule, regulation, policy or practice established by the Board of Directors of the Company or Flying Colors;

                           (C) willfully, or because of gross or persistent
                  negligence, (A) failed properly to perform his duties hereunder or (B) acted in a manner detrimental to, or adverse to the interests of, the Company; or

                           (D) violated, or failed to perform or satisfy any
                  material covenant, condition or obligation required to be performed or satisfied by Executive hereunder.

         (b) The Company may effect such termination for cause by giving Executive notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least 20 days prior to the date of termination set forth therein; provided however that Executive may avoid such termination if Executive, prior to the date of termination set forth in such notice, cures or explains to the reasonable satisfaction of the Company's Board of Directors the factual basis for termination set forth therein.

         (c) In making any determination pursuant to Section 13(a) as to the occurrence of any act or event described in clauses (A) to (D) of paragraph (ii) thereof (each, a "For Cause Event"), each of the following shall constitute convincing evidence of such occurrence:

                  (i) if Executive is made a party to, or target of, any Proceeding arising under or relating to any For Cause Event, Executive's failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment, or allegation thereof asserting or based upon the occurrence of a For Cause Event;

                  (ii) any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding or based upon the occurrence of a For Cause Event (that is not reversed or vacated on appeal); or

                  (iii) any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a For Cause Event;

provided that none of the foregoing shall be dispositive or create an irrebuttable presumption of the occurrence of such For Cause Event; and provided further that the Company's Board of Directors may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.




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         14. Termination by Executive for Good Reason. In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder if (a) the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder or, (b) as a result of any action or failure to act by the Company, there is a material change in the nature or scope of the duties, obligations, rights or powers of Executive's employment, by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least 20 days prior to the date of termination set forth therein; provided however that the Company may avoid such termination if it, prior to the date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein. The termination by Executive of his employment pursuant to this
Section 14 shall not constitute or be deemed to constitute for any purpose a "voluntary resignation" of his employment.

         15.      Compensation upon Termination.

                  (a) Upon termination of Executive's employment hereunder, he shall be entitled to receive, in any case, any compensation or other amount due to him pursuant to Section 3 or 4 in respect of his employment prior to the Termination Date, and from and after the Termination Date, except as otherwise provided in Section 15(b), the Company shall have no further obligation to Executive hereunder. Any amount payable to Executive pursuant to this Section 15(a) upon termination of his employment hereunder shall be paid promptly, and in any event within 30 days, after the Termination Date.

                  (b) If Executive terminates his employment hereunder for Good Reason pursuant to Section 14 or if the Company terminates his employment hereunder other than upon his disability or incapacity pursuant to Section 12 and other than for cause pursuant to Section 13, the Company shall make to Executive payments at the times and in the amounts provided herein for the payment of his Base Salary during the period beginning on the day after the Termination Date and ending on December 31, 2002 offset by any amount earned by Executive as compensation for services he performs for any other Person during such Period.

                  (c) Executive shall have no obligation hereunder to seek or to accept any other employment after the Termination Date or otherwise to mitigate the payments required to be made by this Section. Except as provided in Section 15(b), no compensation or other amount received or receivable by Executive on account of any employment or engagement after the Termination Date shall be offset against or deducted from any payment required to be made by this Section.

         16. Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.




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         17. Notices. Any notice or demand required or permitted to be given or made hereunder to or upon either party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

         to the Company at:  22761 Pacific Coast Highway, Suite 226
                             Malibu, California 90265
                             Attn: President
                             Fax: (310) 317-8527

         with a copy to:     Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP
                             750 Lexington Avenue
                             New York, New York 10022
                             Attn: Murray L. Skala, Esq.
                             Fax: (212) 888-7776

         to Executive at:    6161 Windmill Court
                             Saline, Michigan 48176


         with a copy to:     Howard Rice, Esq.
                             230 Glenwood Drive
                             Delray Beach, FL 33445
                             Fax: (561) 638-1136

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five business days after such notice or demand is sent; and, in the case of clause
(b), the business day next following the date such notice or demand is sent.

         18. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

         19. Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.




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         20. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of California without regard to principles of choice of law or conflict of laws.

         21. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California in connection with any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the County of Los Angeles, State of California, or such District, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by clause (a) (ii) of Section 17.

         22. Remedies. In the event of any actual or prospective breach or default under this Agreement by either party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages; provided that, except as provided in Section 15 and except with respect to a breach by Executive of his obligations pursuant to Sections 9, 10 and 11, no party hereto shall be liable under this Agreement for lost profits or consequential damages.

         23. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

         24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

         25. Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company's business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other person may acquire any




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right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency proceeding against Executive, or any other ruling, judgment, order, writ or decree.

         26. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

         27. Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

         28. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

         29. References. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

         30. No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

         31.      Certain Definitions.  As used herein:

                  (a) "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

                  (b) A "Proceeding" is any suit, action, arbitration, audit, investigation or other proceeding before or by any court, magistrate, arbitration panel or other tribunal, or any governmental agency, authority or instrumentality of competent jurisdiction.

                  (c) Other capitalized terms not defined herein are used herein as defined in the Stock Purchase Agreement dated as of September 22, 1999 relating to the Acquisition.




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         32. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto, including without limitation Sections 1, 2, 3 and 6 of the Employment Reinstatement Agreement dated as of May 1, 1999 among Flying Colors, Executive and certain other Persons, as amended, which shall terminate, notwithstanding any contrary provision thereof, immediately upon the commencement of the Term, except that
(a) each party thereto shall (i) remain required to perform any act and to satisfy any obligation or condition that such party is required to perform or satisfy thereunder with respect to any event occurring or circumstance existing during the term thereof (including without limitation the payment or delivery to Executive of any compensation, reimbursable expense or employee benefit or perquisite to which he may be entitled, but which has not yet been paid to him, on account of his employment thereunder) that has not been so performed or satisfied, and (ii) retain its right thereunder to assert or to allege any claim or cause of action relating to or based upon, or otherwise to enforce, any provision thereof with respect to any event occurring or circumstance existing during the term thereof, and (b) Sections 4, 5, 7, 8 and 9 of such Employment Reinstatement Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.


                                    THE COMPANY:

                                    JAKKS PACIFIC, INC.


                                    By: /s/ Joel M. Bennett
                                        ------------------------------------
                                        Name:    Joel M. Bennett
                                        Title:   Chief Financial Officer

                                    EXECUTIVE:


                                    /s/ Michael Bianco
                                    ----------------------------------------
                                    Michael Bianco






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                                                                       ANNEX I


         Exercise Price:     closing sale price as reported by Nasdaq National
                             Market on grant date

         Term:               6 years from grant date

         Vesting Schedule:   1,500 shares after 1st anniversary of grant date
                             1,500 shares after 2nd anniversary of grant date
                             1,500 shares after 3rd anniversary of grant date
                             2,500 shares after 4th anniversary of grant date
                             3,000 shares after 5th anniversary of grant date







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